Exhibit 10.1

Settlement Agreement and Mutual Release

This Settlement Agreement and Mutual Release (this “Agreement”) is entered into by and among TBB Crescent Park Drive, LLC (“TBB”) and WINT Real Estate, LLC (“WINT”). TBB and WINT are each a “Party” and together are the “Parties.”

WHEREAS, the Parties have agreed to resolve certain actual and potential claims, defenses, counterclaims, and disputes between them on the terms and conditions set forth below.

WHEREAS, TBB and WINT, as assignee of Way Maker Growth Fund, LLC, were parties to a Purchase and Sale Agreement dated June 28, 2024 (together with all amendments, the “PSA”), pursuant to which TBB agreed to sell, and WINT agreed to purchase, the real property commonly known as 11755 Southlake Drive, Houston, Texas 77077 (the “Property).

WHEREAS, pursuant to Section 3.2 of the PSA, WINT and its assignor were required to deposit certain funds to be held in escrow by Newmark Title Services, LLC (the “Escrow Holder”), all such funds being the “Earnest Money.”

WHEREAS, WINT did not close the purchase of the Property by May 30, 2025.

WHEREAS, TBB has asserted that WINT’s failure to close by May 30, 2025, constituted a default under the PSA, as a consequence of which TBB notified WINT that the PSA was terminated and that TBB was entitled to receive the full amount of the Earnest Money.

WHEREAS, WINT objected to the release of the Earnest Money to TBB.

WHEREAS, on July 11, 2025, TBB filed its Original Complaint, thereby initiating the civil action styled TBB Crescent Park Drive LLC v. WINT Real Estate, LLC, Case No. 4:2025cv03250, in the United States District Court for the Southern District of Texas (the “Litigation”), in which TBB sought a declaratory judgment that WINT had defaulted under the PSA, that the PSA was validly terminated, and that the Earnest Money should be released to TBB.

WHEREAS, on September 5, 2025, WINT filed a counterclaim against TBB in the Litigation, asserting that TBB had breached certain obligations to WINT under the PSA and seeking damages or, alternatively, specific performance under the PSA.

WHEREAS, the Parties have agreed that it is desirable to settle the Litigation and all potential disputes, whether known or unknown, pertaining to any claims made or that could have been made in or arising out of the Litigation in order to avoid additional damage, risk, expense, and the uncertainty of further litigation.

ACCORDINGLY, the Parties have agreed as follows:

1.

RELEASE OF THE EARNEST MONEY:  The Parties have executed a joint instruction letter (the “Instruction Letter”) to the Escrow Holder, instructing the Escrow Holder to release seven hundred fifty thousand dollars ($750,000.00) of the Earnest Money to WINT and to release the remainder of the Earnest Money to TBB. A copy of the executed Instruction Letter is attached hereto as Attachment A. By the execution of this Agreement, the Parties authorize counsel for TBB to forward the Instruction Letter to the Escrow Holder. The Parties stipulate and agree that upon the Escrow Holder’s release of the Earnest Money as set out in the Instruction Letter, the Escrow Holder shall be discharged and released from any further liability with regard to the Earnest Money in accordance with Section 3.2(b)(viii) of the PSA. To the extent any further documentation is required by the Escrow Holder to effect the release of the Earnest Money, the Parties agree to cooperate fully and in a timely manner to provide any such additional documentation.

2.

DISMISSAL OF CLAIMS: Within five days of the Parties’ receipt of the disbursement of the Earnest Money described in paragraph 1 above, the Parties will file an agreed joint motion or stipulation to dismiss with prejudice all claims and counterclaims in the Litigation.

3.	TERMINATION OF PSA: For the avoidance of doubt, the Parties stipulate and agree that the PSA is validly terminated, and WINT has no rights with regard to the Property.

4.

MUTUAL RELEASE OF CLAIMS: The mutual releases below between TBB and WINT shall become effective immediately after, but not before: (a) this Agreement has been fully executed by the Parties and (b) the Escrow Holder has released the Earnest Money as described in paragraph 1. The matters released below are referred to as the “Released Claims.”

In consideration of the mutual exchange of the other good and valuable considerations described in this Agreement, all Parties fully, finally, and mutually release, acquit, and forever discharge each other and each other’s respective insurers, reinsurers, employees, officers, partners, members, shareholders, parents, affiliates, subsidiaries, principals, owners, directors, successors, and attorneys (collectively, the “Releasees”), of and from any and all claims, defenses, counterclaims, damages of any kind (e.g., actual, incidental, consequential, exemplary, and punitive), attorney’s fees and expenses, and any other fees and expenses related to, arising out of, or in connection with the Litigation, the PSA, or the Property.

This agreement to release, acquit, and forever discharge includes (and is not limited to) claims, defenses, and counterclaims, including, without limitation, claims for breach of express or implied contract, specific performance, negligence, negligent misrepresentation, promissory estoppel, fraud, and any and all other causes of action of any kind whatsoever, whether known or unknown, whether accruing or arising before or after the date of this Agreement, whether held by assignment or otherwise, whether sounding in tort, contract, or arising by operation of law, code, regulation or statute, that any Party has, had, or may ever have in the future (whether in its own name or as assignee or successor for another) against any other Party, in any way related to, arising out of, or in connection with the Litigation, the PSA, or the Property.

The Parties intend for this Agreement to be, and it is, a broad and comprehensive release of any and all actual or potential future claims, counterclaims, and demands for monetary payment or other compensation or relief of any kind or nature whatsoever (including claims for injunctive relief), as between the Parties, related to, arising out of, or in connection with the Litigation, the PSA, or the Property.

5.	TIME IS OF THE ESSENCE: The Parties agree that time is of the essence in the consummation of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES: Each Party represents and warrants for itself that:

a.

It is the sole legal and beneficial owner of the claims it is releasing in this Agreement and holds all such claims free and clear of all liens, charges, encumbrances, and claims by any persons or entities;

b.	It has not sold, assigned, encumbered, abandoned, or otherwise disposed of or transferred to any person or entity all or any portion of the matters released pursuant to this Agreement;

c.	It is authorized to enter into and perform the obligations contained in this Agreement; and

d.	It has authorized its respective representative to execute this Agreement on its behalf.

7.

DENIAL OF LIABILITY: This Agreement is a compromise and settlement of disputed claims and is being entered into solely to avoid the time, expense, uncertainty, and inconvenience of continued dispute, discussion, and the Litigation. Neither the execution of this Agreement nor anything stated in or paid under this Agreement is to be construed or deemed as an admission of liability, culpability, or wrongdoing of any kind, on the part of any Party to this Agreement.

8.	PUBLIC STATEMENTS BY THE PARTIES:

a.	No Party or its counsel shall issue any press release regarding the Agreement or any of the terms contained therein.

b.

Each Party and its counsel agree that it/they will not at any time make, publish, or communicate to any person or entity in any public forum any defamatory or disparaging remarks, comments, or statements concerning any other Party’s actions in connection with the Litigation.

c.

No Party shall file any suit or action alleging breach of this section before meeting and conferring in good faith with the other Party and providing such other Party reasonable notice and an opportunity to issue a retraction or corrective statement or otherwise cure the alleged breach within no less than ten (10) business days. If a retraction or corrective statement that is acceptable to both sides is issued (and acceptance shall not be unreasonably withheld), no suit or action shall be commenced.

d.	No Party shall be liable for breach of this paragraph unless such breach is a result of said Party’s intentional or reckless decision, under Texas law, to violate sub-paragraphs 8(a) or 8(b).

e.

Nothing in this section is intended to or shall prevent or prohibit any Party or its counsel from disclosing the fact of the settlement, including the amount of the Earnest Money received by such Party, or from making statements, reports, or disclosures that are required by law, covenants, or other disclosure obligations. Dislcosures pursuant to this subparagraph 8(e) shall be made in the sole discretion of the disclosing Party and its legal advisors.

9.

NO PRIOR ASSIGNMENT: Each Party warrants and represents to the other Party that it owns, controls, or possesses all rights, title, benefits, claims, defenses, or interests included in the Litigation and is fully authorized to execute the Agreement and that it has not sold, assigned, conveyed, or otherwise transferred or purported to sell, assign, convey, or transfer to any person or entity, any right, title, benefit, claim, or interest alleged in the Litigation.

10.

ENTIRE AGREEMENT: This Agreement constitutes a single, integrated, binding, and enforceable written contract expressing the entire understanding and agreement between and among the Parties and supersedes all prior discussions, agreements, and understandings of every kind and nature among them as to such terms and subject matter. The terms of the Agreement are contractual and not merely recitals. There is no other agreement, written or oral, expressed or implied, between or among the Parties with respect to the subject matter of this Agreement. The Parties declare and represent that no promise, inducement, or other agreement not expressly contained in this Agreement has been made by any other Party, counsel for any other Party. The Parties expressly disclaim any allegation of fraudulent inducement with respect to the Agreement. THE PARTIES WARRANT AND REPRESENT THAT NONE OF THE PARTIES IS RELYING UPON ANY STATEMENT, REPRESENTATION, OR OMISSION OF ANY AGENT, REPRESENTATIVE, OR ATTORNEY OF THE PARTIES BEING RELEASED. INSTEAD, EACH PARTY IS RELYING ON THEIR OWN JUDGMENT AND ADVICE OF COUNSEL with regard to the (1) fact of the underlying disputes, (2) the subject matter or effect of this Agreement, (3) the releases in this Agreement, and (4) any other facts or issues that might be deemed material to the decision to enter into this Agreement, other than as specifically set forth in this Agreement. For the avoidance of any possible doubt, the Parties confirm:

a.	Each Party is relying solely on its own judgment and advice of its counsel when deciding whether to enter into this Agreement and its releases.

b.	Each Party has been represented by legal counsel of its choosing who has read and been available to explain the entire contents of this Agreement and its legal consequences.

c.	Each Party has entered into this Agreement freely and without duress and has done so after full opportunity to consult with the legal counsel and other professionals of its choosing.

d.	Each Party’s willingness to enter into this Agreement was and is based on arm’s length negotiations in which all Parties were independent of each other.

e.

No Party will make any future claim that it was fraudulently induced to enter this Agreement by way of any false or misleading statements, representations, or non-disclosures (whether oral, written, or otherwise) by any person, including, without limitation, any other Party, any of the Releasees, its agents, or its attorneys.

11.

CONSTRUCTION OF AGREEMENT: Each Party adopts this Agreement as the product of a group drafting effort by counsel for both Parties, not to be construed more favorably for or against any Party to this Agreement. Each Party has been represented by independent counsel of its choosing.

12.

SEVERABILITY: Should any provision of this Agreement be held unenforceable for any reason, that provision will be deemed severed from the Agreement, the remainder of which will continue to be in force in its entirety.

13.	BINDING ON SUCCESSORS: This Agreement shall be binding upon and inure to the benefit of the Parties, and shall be binding on their respective affiliates, successors, and assigns.

14.

INADMISSIBILE AS EVIDENCE: Neither this Agreement, nor any of its recitals, terms or provisions, nor any of the negotiations or proceedings connected with it, nor any other action taken to carry out this Agreement, shall be offered as evidence in any pending or future claim or pending or future civil, criminal, or administrative action or proceeding, except in a proceeding to enforce this Agreement, or to defend against the assertion of the released claims, or as otherwise required by law. This Agreement has been entered into in reliance upon federal and state law provisions which provide for the inadmissibility of evidence regarding settlement negotiations or agreements.

15.	NO WAIVER: This Agreement may not be amended, modified, waived, or terminated orally or discharged except by a writing signed by the Parties to be bound to such amendment or modification.

16.

GOVERNING LAW AND VENUE: This Agreement is governed by the laws of the State of Texas. The venue to adjudicate any dispute or disagreement arising out of or in connection with this Agreement shall be Harris County, Texas, and the Parties agree to submit to personal jurisdiction in such venue.

17.	COSTS AND ATTORNEY’S FEES: Each Party will bear all of its own costs and expenses including, without limitation, court costs and attorney’s fees.

18.

COUNTERPARTS: This Agreement may be executed in multiple counterparts, and all such counterparts shall together be deemed to constitute one final agreement, as if each Party had signed one document. Each such counterpart or a facsimile or digital copy thereof shall be deemed to be an original, binding the Parties subscribed thereto, and the Parties may exchange PDFs with their signatures by email.

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Accepted and agreed by and on behalf of TBB Crescent Park Drive, LLC Date: September 30, 2025 Name: __/s/ Olek DeRowe______ Title: _______________________ Authorized Representative	Accepted and agreed by and on behalf of WINT Real Estate, LLC Date: September 30, 2025 Name: _/s/ Jed A. Latkin_______ Title: Managing Member______ Authorized Representative

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